SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 12, 2013

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 751-7507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Please see the disclosure below under Item 2.03, which disclosure is incorporated into this Item 1.01 relating to the entry by NRP Oil and Gas LLC into a senior secured, reserve-based revolving credit facility.

Item 2.03.	Creation of a Direct Financial Obligation.

On August 12, 2013, NRP Oil and Gas LLC, a wholly owned subsidiary of Natural Resource Partners L.P. (“NRP Oil and Gas”), entered into a 5-year, $100 million senior secured revolving credit facility with Wells Fargo Bank, N.A. as Administrative Agent and Wells Fargo Securities, LLC as Sole Bookrunner and Sole Lead Arranger. NRP Oil and Gas entered into the credit facility in order to fund capital expenditure requirements related to the development of the non-operated working interests in oil and gas assets located in the Bakken/Three Forks play acquired on August 9, 2013. The credit facility has an initial borrowing base of $8.0 million and is secured by a first priority lien and security interest in substantially all of the assets of NRP Oil and Gas. As of August 13, 2013, NRP Oil and Gas did not have any borrowings outstanding under the credit facility and had the full $8.0 million available for borrowing thereunder.

Indebtedness under the credit facility bears interest, at the option of NRP Oil and Gas, at either:

•	the higher of (i) the prime rate as announced by the agent bank; (ii) the federal funds rate plus 0.50%; or (iii) LIBOR plus 1%, in each case plus an applicable margin ranging from 0.50% to 1.50%; or

•	a rate equal to LIBOR, plus an applicable margin ranging from 1.75% to 2.75%.

NRP Oil and Gas will incur a commitment fee on the unused portion of the borrowing base under the credit facility at a rate ranging from 0.375% to 0.50% per annum.

The credit facility contains certain covenants, which, among other things, require the maintenance of (i) a total leverage ratio (defined as the ratio of the total debt of NRP Oil and Gas to its EBITDAX) of not more than 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0. The credit facility also contains other customary covenants, subject to certain agreed exceptions, including covenants restricting the ability of NRP Oil and Gas to, among other items, incur indebtedness; create, assume or permit to exist liens; be a party to or be liable on any hedging contract; engage in mergers or consolidations; transfer, lease, exchange, alienate or dispose of material assets or properties; pay distributions; make any acquisitions of, capital contributions to or other investments in any entity or property; extend credit or make advances or loans; or engage in transactions with affiliates. Events of default under the credit facility include payment defaults, misrepresentations and breaches of covenants by NRP Oil and Gas. The credit facility also contains a cross-default provision with respect to any indebtedness of Natural Resource Partners L.P.

The maximum amount available under the credit facility is subject to semi-annual redeterminations of the borrowing base in May and November of each year, based on the value of the proved oil and natural gas reserves of NRP Oil and Gas, in accordance with the lenders’ customary procedures and practices. NRP Oil and Gas and the lenders each have a right to one additional redetermination each year.

Wells Fargo Bank N.A. and its affiliates have performed investment banking, financial advisory and other commercial services for Natural Resource Partners L.P. and its subsidiaries in the ordinary course of business from time to time, including acting as lenders under NRP (Operating) LLC’s revolving credit facility and term loan, for which they have received customary fees and expenses.

A copy of the credit facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the credit facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Credit Agreement, dated as of August 12, 2013, among NRP Oil and Gas LLC, Wells Fargo Bank, N.A., as Administrative Agent, and Wells Fargo Securities, LLC as Sole Bookrunner and Sole Lead Arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P. (Registrant)

By:	NRP (GP) LP its General Partner

By:	GP Natural Resource Partners LLC its General Partner

/s/ Wyatt L. Hogan
Wyatt L. Hogan
Vice President and General Counsel

Dated: August 13, 2013